CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1

U.S. Physical Therapy Announces Strategic Alliance
with NYU Langone Health

Houston, TX, February 2, 2026 – U.S. Physical Therapy, Inc. (“USPH”) (NYSE, NYSE Texas: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, announced a 10-year strategic alliance between its subsidiary partner, Metro Physical & Aquatic Therapy (“Metro Physical Therapy”), and NYU Langone Health, one of the nation’s top-ranked academic medical centers (“NYU Langone”).  NYU Langone and Metro Physical Therapy will work together in Long Island and the New York metropolitan area to deliver exceptional physical therapy care to patients throughout the region.
This strategic move underscores NYU Langone’s commitment to expanding its health care network and to providing access to outpatient physical therapy services in collaboration with first-in-class providers such as Metro Physical Therapy.  Through this agreement, Metro Physical Therapy’s existing 60 outpatient physical therapy clinics will become a part of NYU Langone’s clinical services network.  It is anticipated that this alliance will become operational commencing within the next few months.

“Our Metro PT team, led by Michael Mayrsohn, is a perfect partner for NYU Langone to further grow the greater New York markets,” said Chris Reading, Chairman and CEO of USPH. “Both organizations are committed to providing exceptional care for patients while expanding the overall footprint for outpatient physical therapy services, extending access to these necessary services in neighboring communities.”

“We are excited to collaborate with USPH and Metro Physical Therapy to expand our outpatient physical therapy network across the New York City region,” said Oren Cahlon, MD, Executive Vice President and Vice Dean for Clinical Affairs and Strategy, Chief Clinical Officer of NYU Langone. “Our goal is to enhance NYU Langone’s well-established physical therapy services. We have a shared vision to provide high-quality care and an outstanding patient experience.”

USPH will discuss the arrangement, including the financial impacts, on its year-end earnings release and conference call, which currently are scheduled for February 25 and 26, 2026, respectively.
About U.S. Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 780 outpatient physical therapy clinics in 44 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.